UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 5, 2006
PHI, INC.
(Exact name of registrant as specified in its charter)

Louisiana	0-9827	72-0395707
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 SE Evangeline Thruway, Lafayette, Louisiana	70508
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 235-2452
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     Although PHI, Inc. (the “Company”) does not normally provide guidance, based on a preliminary review of results for the quarter ended March 31, 2006, the Company expects that its earnings per share for such quarter will be approximately $0.15 — 0.18 per share (based on approximately 10.4 million shares of common stock currently outstanding), with EBITDA for the quarter of approximately $15 — 17 million.
     The Company defines EBITDA as income from continuing operations before depreciation and amortization, interest expense and income taxes. The Company’s management believes that EBITDA is commonly used as an analytical indicator within its industry and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing the Company’s financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHI, INC.
Date: April 5, 2006	By:	/s/ Michael J. McCann
		Name:	Michael J. McCann
		Title:	Chief Financial Officer